Booz Allen Appoints Debra L. Dial to Board of Directors November 21, 2024 - McLean, Virginia - Booz Allen Hamilton Holding Corporation (NYSE: BAH), the parent company of consulting firm Booz Allen Hamilton Inc., announced today that it has appointed Debra L. Dial to the Board of Directors, effective January 2, 2025. Dial is the former Senior Vice President, Chief Accounting Officer, and Controller of global telecommunications company AT&T Inc. (NYSE: T). She previously served as Vice President of Finance for AT&T Capital Management, where she was responsible for capital allocation, budgeting, and governance, and as Chief Financial Officer for the AT&T Chief Information and Technology Officers. Prior to joining AT&T in 1996, Dial spent ten years with KPMG’s audit practice. With more than 25 years of experience, Dial brings deep expertise in long-term financial and business planning, reporting, digital transformation, and related operations, helping leading organizations deliver long-term shareholder value as they innovate at scale. She will serve on the board’s Audit Committee. “Debbie’s business acumen and perspective will be highly valuable as Booz Allen continues to invest and grow in a dynamic, fast-paced market,” said Horacio Rozanski, Chairman, CEO and President of Booz Allen. “I look forward to her contributions to our collaborative board and to the work we do on behalf of Booz Allen’s stockholders, business, and people.” Dial is a Certified Public Accountant with a Bachelor of Business Administration degree in accounting from the McCombs School of Business, University of Texas at Austin. She has served on the board of directors of Dow Inc. (NYSE: DOW), a materials science manufacturer, since April 2021, and on the board of directors of Hubbell Inc. (NYSE: HUBB), a utility and electrical solutions manufacturer, since July 2023. She is a member of the Financial Accounting Standards Advisory Council (FASAC). About Booz Allen Hamilton Trusted to transform missions with the power of tomorrow’s technologies, Booz Allen Hamilton advances the nation’s most critical civil, defense, and national security priorities. We lead, invest, and invent where it’s needed most —at the forefront of complex missions, using innovation to define the future. We combine our in-depth expertise in AI and cybersecurity with leading-edge technology and engineering practices to deliver impactful solutions. Combining 110 years of strategic consulting expertise with the perspectives of diverse talent, we ensure results by integrating technology with an enduring focus on our clients. We’re first to the future—moving missions forward to realize our purpose: Empower People to Change the World®. With global headquarters in McLean, Virginia, our firm employs approximately 35,800 people globally as of September 30, 2024, and had revenue of $10.7 billion for the 12 months ended March 31, 2024. To learn more, visit www.boozallen.com. (NYSE: BAH)

Contacts Media Relations: Jessica Klenk, Klenk_Jessica@bah.com Investor Relations: Investor_Relations@bah.com